Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            13-3666692
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)

                              75 Rockefeller Plaza
                            New York, New York 10019
               (Address of Principal Executive Offices) (Zip Code)


                            Time Warner Entertainment
                           Deferred Compensation Plan
                            (Full title of the Plan)


                             Paul T. Cappuccio, Esq.
                  Executive Vice President and General Counsel
                              75 Rockefeller Plaza
                            New York, New York 10019
                     (Name and address of agent for service)

                                 (212) 484-8000
          (Telephone number, including area code, of agent for service)

======================= ================== ====================== ====================== ==================

Title of Securities                        Proposed Maximum       Proposed Maximum       Amount of
to be Registered        Amount to be       Offering Price Per     Aggregate Offering     Registration Fee
                        Registered         Obligation (2)         Price (2)
----------------------- ------------------ ---------------------- ---------------------- ------------------
----------------------- ------------------ ---------------------- ---------------------- ------------------

Deferred Compensation
Obligations (1)
                          $75,000,000             100%                $75,000,000          $18,750.00

======================= ================== ====================== ====================== ==================

(1) The Deferred Compensation Obligations are unsecured obligations of Time Warner Entertainment Company, L.P. to pay deferred compensation in the future in accordance with the terms of the Time Warner Entertainment Deferred Compensation Plan.

(2)  Estimated solely for the purpose of determining the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Commission by the Registrant (File No. 001-12878) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration
Statement:

     1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 Form 10-K"); and

     2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     All documents and reports subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Under the Time Warner Entertainment Deferred Compensation Plan (the "Plan"), Time Warner Entertainment Company, L.P. (the "Company") will provide eligible employees the opportunity to defer a specified percentage or amount of their regular annual cash bonus and, in certain circumstances, certain other compensation. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. As of June 30, 2001, the Company's total outstanding indebtedness was approximately $8.5 billion consisting principally of its outstanding debentures, commercial paper and bank indebtedness under a $7.5 billion revolving bank Credit Agreement dated as of November 10, 1997 (as amended, the "Credit Agreement") among the Company, the TWE-A/N Partnership, Time Warner Inc., Time Warner Companies, Inc., Turner Broadcasting System, Inc., TWI Cable Inc. and the Chase Manhattan Bank and the other lenders party thereto.

     The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on the date selected by each Participant in accordance with the terms of the Plan or, if earlier, death, disability or other termination of employment pursuant to the terms of the Plan. The Obligations will be indexed to one or more investment funds (the "Crediting Rate Funds") individually chosen by each Participant from a list of investment fund options. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Crediting Rate Funds, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

     A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.  Interests of Named Experts and Counsel.

                  Not Applicable

Item 6.  Indemnification of Directors and Officers.

     The Registrant is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

     Section 12.8 of the Registrant's Agreement of Limited Partnership, dated as of October 29, 1991, as amended (the "TWE Partnership Agreement") provides that the Registrant shall indemnify, defend and hold harmless each Representative and officer of the Registrant from any personal liability he or she may incur by reason of his or her action on behalf of the Registrant to the fullest extent permitted as if the Registrant were a Delaware corporation. The Registrant's obligations under Section 12.8 of the TWE Partnership Agreement are expressly non-recourse to the Registrant's general partners.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article VI of the By-laws of AOL Time Warner Inc. ("AOL Time Warner"), the ultimate parent of the Registrant and its general partners, requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of AOL Time Warner who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of AOL Time Warner or any predecessor of AOL Time Warner or was serving at the request of AOL Time Warner as a director, officer or employee of any other enterprise, which would include the Registrant and its general partners.

     AOL Time Warner's Directors' and Officers' Liability and Reimbursement Insurance Policy is designed to reimburse AOL Time Warner for any payments made by it pursuant to the foregoing indemnification.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City and State of New York, on August 15, 2001.

                                         TIME WARNER ENTERTAINMENT COMPANY, L.P.
                                         By:  AMERICAN TELEVISION and
                                              COMMUNICATIONS CORPORATIONS
                                              WARNER COMMUNICATIONS INC.,
                                                As General Partners


                                        By: /s/ J. Michael Kelly
                                           -------------------------------------
                                           Name:  J. Michael Kelly
                                           Title: Executive Vice President
                                                  and Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on August 15, 2001 in the capacities indicated.

            Signature                               Title



               *
-----------------------------------       Chief Executive Officer of the
       (Gerald M. Levin)                  Registrant, Warner Communications
                                          Inc. ("WCI") and American Television
                                          and Communications Corporation ("ATC")
                                          (Principal Executive Officer) and
                                          Director of WCI and ATC

       /s/ J. Michael Kelly
-----------------------------------       Executive Vice President and Chief
        (J. Michael Kelly)                Financial Officer of the Registrant
                                          and Director and Executive Vice
                                          President and Chief Financial
                                          Officer of WCI and ATC (Principal
                                          Financial Officer)

        /s/ James W. Barge
------------------------------------      Vice President and
         (James W. Barge)                 Controller of the Registrant and
                                          Vice President and Controller of WCI
                                          and ATC (Principal Accounting Officer)



                *
----------------------------------        Director of WCI and ATC
       (Richard D. Parsons)



                *
---------------------------------         Director of WCI and ATC
       (Robert W. Pittman)


*By:    /s/ J. Michael Kelly
    -----------------------------
          (Attorney-in-Fact)

                                  EXHIBIT INDEX



----------------- --------------------------------------------------------------

Exhibit
Number                       Description                                   Page
------------     ---------------------------------------------------------------


4                 Time Warner Entertainment Deferred
                  Compensation Plan. Amended and restated
                  as of August 1, 2001

5                 Opinion of Brenda C. Karickhoff, Esq.
                  regarding the legality of the securities being registered.

23.1              Consent of Ernst & Young LLP, Independent Auditors.

23.2              Consent of Brenda C. Karickhoff, Esq.
                  Included in Exhibit 5.                                     *

24                Powers of Attorney dated as
                  of August 15, 2001.


---------------------------------------
*Incorporated by reference